Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Rydex ETF Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Rydex ETF Trust (the Trust), comprising, respectively, Rydex S&P 500 Pure Value ETF, Rydex S&P 500 Pure Growth ETF, Rydex, S&P MidCap 400 Pure Value ETF, Rydex S&P MidCap 400 Pure Growth ETF, Rydex S&P SmallCap 600 Pure Value ETF, Rydex S&P SmallCap 600 Pure Growth ETF, Rydex S&P Equal Weight Consumer Discretionary ETF, Rydex S&P Equal Weight Consumer Staples ETF, Rydex S&P Equal Weight Energy ETF, Rydex S&P Equal Weight Financials ETF, Rydex S&P Equal Weight Health Care ETF, Rydex S&P Equal Weight Industrials ETF, Rydex S&P Equal Weight Materials ETF, Rydex S&P Equal Weight Technology ETF, Rydex S&P Equal Weight Utilities ETF
(the Funds),fifteen of the funds comprising Rydex ETF Trust (the Trust), as of October 31, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for the period indicated therein. These financial statements and financial highlights are the responsibility of the Trusts management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Trusts internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trusts internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2008, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Funds of the Rydex ETF Trust at October 31, 2008 mentioned above, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended and the financial highlights for the period indicated therein, in conformity with U.S. generally accepted accounting principles.

Ernst and Young LLP

Boston, Massachusetts
December 23, 2008